Exhibit 99.3

THIS POWER OF ATTORNEY is granted on 8 February 2010,

(1)          Aviva plc, Aviva Group Holdings Limited, Aviva International Insurance Limited, Aviva Insurance Limited, Aviva International Holdings Limited (the “Aviva Companies”) hereby grant power of attorney to Angus Eaton and Gabrielle Dixey (each an “Attorney”) each individually with full power of substitution to:

(a)          sign on behalf of the Aviva Companies in the form as an Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as a result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “Filings 2010”);

(b)         sign on behalf of the Aviva Companies in the form as an Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings 2010; and

(c)          perform all acts as in the opinion of an Attorney shall be necessary or useful in connection with the preparation, execution or performance of the Filings 2010 and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)          The Aviva Companies shall not make any claim against an Attorney in respect of any act that is lawfully done by such Attorney under the Power of Attorney.

(3)          The Aviva Companies shall indemnify and hold each other Attorney harmless against any claims, actions or proceedings made against such Attorney and against any damages, costs and expenses that each Attorney may suffer or incur as a result of or in connection with any act that is lawfully done by such Attorney under the Power of Attorney.

(4)          The Aviva Companies declare that this Power of Attorney also applies in situations where an Attorney also acts as a counterparty of the Aviva Companies or as a representative of a counterparty of the Aviva Companies (Selbsteintritt).

(5)          This Power of Attorney is irrevocable until 31 December 2010 at the end of which date it shall terminate and shall cease to be of any effect.

(6)          This Power of Attorney is governed by the laws of England and Wales.

[Signatures on following page]

/s/ K.A. Cooper	/s/ K.A. Cooper
By: K.A. Cooper	By: K.A. Cooper
Title: Authorised Signatory	Title: Authorised Signatory
For and on behalf of Aviva plc	For and on behalf of Aviva Group Holdings Limited

/s/ E.A. Nicholls	/s/ E.A. Nicholls
By: E.A. Nicholls	By: E.A. Nicholls
Title: Authorised Signatory	Title: Authorised Signatory
For and on behalf of Aviva International Insurance Limited	For and on behalf of Aviva Insurance Limited

/s/ K.A. Cooper
By: K.A. Cooper
Title: Authorised Signatory
For and on behalf of Aviva International Holdings Limited